EXHIBIT 99.1
SM&A REITERATES OPPOSITION TO DISSIDENT SLATE
Stockholders urged to support independent directors at company’s
May 23 annual meeting
NEWPORT BEACH, CA — April 23, 2008 — SM&A announced today that Chairman Dwight L. Hanger, in a letter to stockholders, reiterated the Board’s opposition to a hand-picked dissident slate proposed by former CEO Steven Myers and urged stockholders to vote for the four independent, highly qualified directors re-nominated by the Company.
Said Mr. Hanger: “I have the utmost confidence in our current Board and we are committed to the continued implementation of our strategic plan.”
SM&A’s annual meeting will be at 9:00 a.m. PDT on Friday, May 23, 2008 at 4685 MacArthur Court, Suite 380, Newport Beach, California, 92660.
The following is the complete text of Mr. Hanger’s letter to stockholders:
     April 21, 2008
     Dear Fellow Stockholder:
     This year we have the first ever contested election of the SM&A Board of Directors. I am writing to encourage you to vote for the current Directors and to provide some facts that support why you should vote your White Proxy Card.
     As you know, 2007 was on many fronts a tumultuous year for the Company. In late 2007 after a year of leadership changes and costly disruptions to the operations of the Company, the Board established a strong foundation for the future with a new leadership team and a well designed strategic direction. To this end, over the last nine months there have been several key developments at SM&A that I believe will enable us not only to succeed in our goal of increasing stockholder value, but also to raise Company to the next level of operational and financial excellence. In addition to recruiting Cathy McCarthy back to SM&A as President and Chief Executive Officer, we recruited General Peter Pace to our Board and senior executive team, and adopted a new focused 2008 strategic plan.
     All that being said, Steven Myers, the former CEO who was asked to retire in March 2007 after the current board did not renew his contract, has started a proxy contest to replace four independent, highly qualified directors with his own hand-picked candidates (including himself). His actions are disruptive to the Company. His rhetoric contains numerous misleading and disingenuous statements in what we believe is an attempt to shift accountability for the issues that he has raised from himself and to unseat the independent directors who were partially responsible for his departure.
We urge you to Vote your White Proxy Card today to
re-elect your current Board and
empower them to continue to guide SM&A to future success.
     As stockholders, it is important that you understand where we are today and how we got here. Please consider the following:
SETTING THE STAGE
FACT:	Last fall, once our new Chief Executive Officer had an opportunity to evaluate the status of the Company’s current business, future prospects and employee base, the Board and Ms. McCarthy moved immediately to address several critical issues. First, we retained essential members of the management team who were on the verge of leaving. Our Company had suffered an unacceptable exodus of key employees in the preceding years, which continued through 2007 and resulted in morale problems at every level. Second, we replenished a sales executive team that had lost a significant number of its members as a result of the 2007 management disruptions. Finally, we solidified the senior management team as we promoted a seasoned internal candidate to Executive Vice President Operations, recruited a highly regarded Senior Vice President Human Resources and enlisted a top-level Chief Financial Officer. Attrition has declined and morale has improved significantly.
FACT:	As a result of the actions that were necessary to correct these and other legacy problems inherited by the new senior management team, and to position the Company for increased future profitability and growth, expenses related to our management transition and to recruiting were incurred in 2007 and will continue to be incurred in the first half of 2008.
ATTAINING RECORD REVENUE DESPITE DISRUPTIONS
FACT:	Despite these and other obstacles, Ms. McCarthy and her team kept SM&A on track and delivered record results. We posted record revenue in 2007 that rose 37% to $98.3 million, earnings that climbed 73% to $6.3 million and Earnings Per Share that increased 74% to 33 cents a share. In addition, the management team completed another successful acquisition in late 2007 which supported the strategic direction of the Company and has continued to exceed expectations.

WHERE WE ARE GOING
FACT:	In the fourth quarter of 2007 and in early 2008, the Board, Ms. McCarthy and her leadership team—with the assistance of MIT Sloan School of Management Professor Emeritus Arnoldo C. Hax, one of the world’s most respected experts in strategic planning and operations management—developed and implemented a much-needed strategic plan. This has allowed us to position the Company with a focus and direction needed to move to the next level and to create value. We are redefining what it means to win for our customers, taking it beyond simply securing contracts to helping them deliver the kind of results that will position them for future wins. We have developed a resource allocation plan which focuses on vertical market expansion and client segmentation and, therefore, will more effectively apply our capital to reach higher returns on investment. This vertical market expansion and client segmentation strategy also allows us to effectively mine new areas of business outside of our traditional aerospace and defense base that we believe offer enormous potential for our Company— health care and construction just to name two of them.
FACT:	In January of this year, the Company received a significant vote of confidence when retired General Peter Pace of the United States Marine Corps chose to join SM&A’s executive team and Board of Directors shortly after his retirement as Chairman of the Joint Chiefs of Staff. General Pace told the Board that his decision to join SM&A was based on the quality of our directors, his confidence in the current management team and the direction articulated in the 2008 strategic plan. General Pace is one of only 17 individuals to have served his country as our nation’s highest ranking military officer, a place in history he shares with the likes of General Omar N. Bradley and General Colin L. Powell. As such, General Pace offers our customers a level of experience and quality of strategic advice they simply can’t get anywhere else. General Pace’s contribution has already provided unprecedented senior level access with our current and new clients, improved our reputation in the marketplace and has presented numerous opportunities for increased revenue growth.
A CLEAR CHOICE
FACT:	The implementation of our strategic plan, with a stable leadership team and employee base, and without costly disruptions and changes in direction which reduce EPS growth, will allow us to implement our plan of operational improvements and expense reductions. These improvements are already taking place and will be reflected in our performance as this year progresses. We are confident that as we execute on and communicate the details of our strategic plan and demonstrate that the plan is starting to deliver results, even in its early stages, you will reach the same conclusion we have: The choice is clear.

Your current Board combines independence with extraordinary industry expertise and business experience in overseeing the Company and its strategic evolution. We take our responsibility as the representatives of the stockholders very seriously and are dedicated to maintaining the highest standards of corporate governance, and to enhancing stockholder value — for all stockholders.
FACT:	Myers has made several misleading and inaccurate assertions. He has offered several vague criticisms of issues he created himself. For example, he has referred to a strategic transaction closed in early 2007 which recently caused EPS to be reduced in the fourth quarter of 2007, and into 2008 and beyond. We want you to know that Myers personally signed the approval of this transaction during his tenure.

The dissident team Myers is nominating consists of his hand-picked friends in what we believe is his undeserved effort to regain control of your Company. The individuals he is proposing for your Board are less qualified than the current slate of Board members and add no relevant value to the SM&A Board. We invite you to review Myers’ record as CEO of SM&A because, when you do, we are confident you will conclude as we have that our path to the future should not involve a detour into the past.

We firmly believe that this proxy contest offers no tangible benefit to stockholder value; it will result in just the opposite. It is an unnecessarily distracting and costly exercise. You deserve an experienced and highly qualified Board that will continue to steer SM&A to success and represent ALL stockholders equally.
YOUR VOTE IS IMPORTANT — VOTE THE WHITE PROXY CARD TODAY
     This is the first ever contested election of SM&A Board of Directors. Like you, we are all stockholders and have our own personal stake in this vote. YOUR VOTE IS IMPORANT — SUPPORT YOUR BOARD. The Stockholder meeting will be on Friday, May 23, 2008 with stockholders of record as of April 9, 2008 eligible to vote.
If you have any questions or need assistance in voting, contact
MacKenzie Partners, Inc.
Toll-Free: (800) 322-2885
winsproxy@mackenziepartners.com
     Please ignore any materials sent to you by Myers and discard any gold cards you receive.
     We urge you sign, date and return the enclosed WHITE Proxy Card today or vote by telephone or internet.
     On behalf of your Board of Directors, thank you for your continued support.

Sincerely,
/s/ Dwight Hanger
Chairman of the Board

About SM&A
SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PLAN for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.
ALL STOCKHOLDERS OF SM&A ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY SM&A FROM THE STOCKHOLDERS OF SM&A FOR USE AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS OF SM&A WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE ELECTION OF DIRECTORS AND OTHER MATTERS. THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF SM&A AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, SM&A WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.
Some statements made in this news release refer to future actions, strategies, or future performance that involves a number of risks and uncertainties. Any one or number of factors could cause actual results to differ materially from expectations, and could include: shift in demand for SM&A’s Competition Management and Performance Assurance services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007. Actual results may differ materially from those expressed or implied. The company expressly does not undertake any duty to update forward-looking statements.
Media Contact:
Mike Sitrick
Jim Bates
Sitrick and Company
310-788-2850
Investor Contact:
Amy Bilbija
Senior Vice President
MacKenzie Partners
650-798-5206
Jim Eckstaedt
Executive Vice President and Chief Financial Officer
SM&A
949-975-1550 ext 296
SOURCE: SM&A